EXHIBIT 10.3

Mr. Richard P. Bellinger
October 12, 1998

                                                   October 12, 1998

Mr. Richard P. Bellinger
157 Commodore Drive
Jupiter, FL  33477

                            Re: CONSULTING AGREEMENT

Dear Dick:

This will confirm our mutual agreements and understandings regarding your retention as an independent consultant to Golden Bear Golf, Inc. ("GB Golf"), after the effective date of the resignation of your employment, as follows:

1.By this Agreement, GB Golf hereby retains your services during the term (as set forth in section 5, below) as a consultant and independent contractor to provide your personal knowledge, experience and expertise to the staff of GB Golf and its subsidiary corporations on a non-exclusive basis. It is understood that your services under this agreement will not require your full time and attention, and that you will be free to accept other employment or business opportunities during the term, provided that you notify the Board of Directors of GB Golf at the time you agree to engage in such other activities and make reasonable efforts to perform those services required by GB Golf under this agreement within a mutually agreeable time frame. Duties delegated to you under this agreement may include assisting the legal counsel and accounting firms retained by the Company in connection with their preparation of the Company's defense to litigation involving the Company and the Company's response to investigative proceedings involving alleged securities law violations during the term of your employment and other reasonable projects which utilize your personal services to provide historical background or resolve operational issues arising out of the business of GB Golf or its affiliates, including those services set forth in the Cooperation Agreement annexed hereto as Schedule "1", which Agreement shall be delivered simultaneously with the execution of this Agreement. It is contemplated that your services will be rendered from your home or the offices of GB Golf in Palm Beach County, Florida, provided however, that your participation in off-site meetings and judicial or administrative proceedings may require you to travel on reasonable advance notice, subject to GB Golf's payment of your reasonable expenses for such travel as provided below.



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Mr. Richard P. Bellinger
October 12, 1998

2.As compensation for your services under this agreement, you will be entitled to receive a consulting fee in the amount of one hundred thousand dollars ($100,000) per year, which fee will be paid in equal semi-monthly installments at the time of payment of GB Golf's normal payroll to its employees. You will not be required to record the time spent by you on work assigned to you under this Agreement, and the agreed consulting fee will be paid in full as a retainer for your services regardless of the number of hours actually devoted by you to the business of GB Golf. We agree to make the payments due hereunder to Golf Advice, Inc., provided, however, that such payments shall not relieve you of your personal obligations hereunder.

3.As an independent contractor, you will be responsible for independently managing your business under this Agreement, and for payment of all overhead and general and administrative expenses incurred by you in performing services hereunder unless otherwise expressly agreed to in advance by GB Golf with respect to a particular project which requires substantial resources other than your personal services and normal home office equipment and services. GB Golf will pay any out-of-pocket expenses required for your business travel or third party services if required in connection with services requested from you, and you will not be required or permitted to incur any payment obligations for such expenses on behalf of GB Golf or to obtain reimbursement for such expenses without the prior express written consent of the person requesting you to provide the services which require such expenses. You will be solely responsible for timely reporting and payment of any and all taxes based upon the compensation due to you under this Agreement including, but not limited to, federal and state income taxes, and for meeting the requirements of workman's compensation laws and any local occupational licensing ordinances applicable to your consulting business.

4.You acknowledge that you will be acting as an independent contractor at all times with respect to the duties delegated to you by GB Golf hereunder, and GB Golf shall not be responsible for the methods or means utilized by you to perform your duties or for any liabilities arising out of your actions, errors or omissions in the performance of such duties. You agree that you shall not represent yourself or hold yourself out to any party as an employee, agent, partner or joint venturer with GB Golf with respect to any of the projects assigned to you, nor shall you purport to otherwise act on behalf of GBI or its affiliates unless expressly authorized to do so in writing by an officer of the party giving such authorization.

5.The term of this agreement shall be for four (4) years, commencing on the "Effective Date" of the resignation of your current employment under that certain letter agreement of even date between you and GB Golf, unless otherwise terminated as provided herein. Either party shall have the right to terminate this Agreement on at least thirty (30) days prior written notice to the other party in the event of a material breach by such other party, unless the breach identified in such notice is cured within the thirty (30) day notice period. In the event of any early termination of this agreement, you will have no obligation to furnish any



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Mr. Richard P. Bellinger
October 12, 1998

further consulting services to GB Golf or its subsidiaries, and you will be entitled to a final compensation payment for the month in which such termination occurs prorated according to the number of days elapsed since your last regular fee payment.

6.If any term, provision or section of this agreement is held unenforceable or invalid under any applicable law or regulation by any court or competent governmental authority having jurisdiction, the unenforceability or invalidity of such term, provision or section shall not preclude the effectiveness of any other term, provision or section unless the effectiveness thereof would result in unjust enrichment or extreme hardship to either of the parties hereto or would otherwise frustrate the basic intent of any material part of the bargain represented hereby. This provision shall not prevent either party from seeking reformation or rescission in any appropriate case in order to prevent an inequitable application of this agreement.

7.This Agreement represents the entire agreement of the parties with respect to the retention of consultant as an independent contractor to GB Golf after the termination of his current employment and the agreed compensation for his services in that capacity, supersedes all previous writings and communications, and may be modified, enlarged or amended only by a writing signed by both parties to this Agreement and any other parties to be charged with such modification, enlargement or amendment.

8.The parties hereto agree that the specific terms and details of this Agreement are strictly confidential and that each party will make every effort to ensure that such information is not disclosed to any outside persons or entities without the prior consent of the other party. Notwithstanding the foregoing, the parties acknowledge that GB Golf may be required to make financial disclosures regarding this agreement as required under applicable securities laws and regulations, and that such disclosures shall not be deemed a violation of this section. You agree that you will maintain the confidentiality of information provided to or generated or obtained by you in connection with your consulting services under this agreement, including information privileged from disclosure, confidential business information and other non-public information concerning GB Golf and its affiliates disclosed to or reviewed with you as a consultant, unless required to do so by subpoena, court order, deposition, or as otherwise required by law; provided, however, that you shall give the Company sufficient notice of any deposition subpoena or court order in order to allow the Company to oppose or object to same. Without the prior written consent of the Board of Directors of GB Golf, you will not disclose, nor attempt to disclose any such information to any person, unless required to do so by subpoena, court order, deposition, or otherwise as required by law; provided, however, that you shall give the Company sufficient notice of any deposition subpoena or court order in order to allow the Company to oppose or object to same, or to use such information for any business or personal purposes. You acknowledge that GB Golf and its affiliates may be irreparably harmed by a violation of this section, and that GB Golf will be entitled to obtain restraining orders and other injunctive relief to prevent or limit the effects of any violation pending arbitration and to recover the expenses of any such action from you, including attorneys' fees.

9.This agreement shall be construed and enforced in accordance with the internal laws of the State of Florida without regard to conflicts of laws rules which might otherwise be applied. The



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Mr. Richard P. Bellinger
October 12, 1998

parties agree, except as otherwise expressly set forth herein, that all disputes involving the construction or enforcement of this agreement shall be resolved by binding arbitration before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") and the Federal and Florida Arbitration Acts. The parties agree that the location of any such arbitration shall be North Palm Beach, Florida, unless otherwise agreed at the time the dispute is submitted to the AAA. In accordance with the Federal and Florida Arbitration Acts, any party may apply to any court of competent jurisdiction to compel arbitration in accordance with this subsection or to enforce any award rendered by the arbitrator in a proceeding conducted hereunder in accordance with its terms. Unless otherwise agreed in writing by the parties, legal action to compel any arbitration involving the construction or enforcement of this agreement may be brought by either party in that State or Federal Court having subject matter jurisdiction over the cause which is located in Palm Beach County, Florida, and each of the parties to this agreement hereby agrees to submit to the personal jurisdiction of such Courts regardless of the domicile of such party at the time such action is filed.

10.This Agreement shall terminate and be of no further force or effect in the event that the Company files a voluntary petition under any Chapter of the United States Bankruptcy Code or similar insolvency law with any jurisdiction or proposes a dissolution or liquidation or Company has filed against it any petition under any Chapter of the United States Bankruptcy Code, or similar insolvency laws of any jurisdiction, and such petition is not dismissed within one hundred and eighty (180) days.

We trust that the foregoing letter accurately reflects your understanding of our agreement regarding your retention as a consultant to GB Golf. Please sign and return one counterpart of this letter as evidence of your understanding of the above points of agreement and your agreement to be bound thereby. We look forward to continuing our working relationship in the future under the terms outlined above.


ACCEPTED AND AGREED TO:



Richard P. Bellinger

Date: